Exhibit 99.2

John H. Harland Company
Transcript of Q1 2005 Earnings Conference Call
May 11, 2005

Operator:
Good day, everyone, and welcome to the John H. Harland Company First Quarter 2005 Earnings Results conference call. Just a reminder, this call is being recorded. At this time for opening remarks and introductions, I would like to turn the call over to Mr. Henry Bond, Vice President Investor Relations and Treasurer. Please go ahead, sir.

Henry Bond:
Thank you, Jeri. Thanks for joining us on Harland's 2005 First-Quarter Earnings conference call. Also with me this morning are Tim Tuff, Chairman & Chief Executive Officer, and Charlie Carden, Chief Financial Officer. In accordance to Reg FD, this call is open to all interested parties and is being broadcast live over Harland's website at www.harland.net.

I would like to make a brief cautionary statement that certain words and phrases, such as "should result" or "will continue," "estimated" or "projected," and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

These statements are necessarily subject to certain risks and uncertainties that could cause the actual results to differ materially from the Company's historical experience and present expectations or projections.

Caution should be taken not to place undue reliance on such forward-looking statements that speak only as of this date. The very factors that affect the Company's financial performance could cause the actual results for future periods to differ materially from any opinions or projections.

These factors are discussed in some detail in our press release, our 10K and our 10Q and I would refer you to these for further clarification.

With that out of the way, I will turn the call over to Charlie Carden.

Charlie Carden:
Thank you, Henry, and good morning.

Summary Highlights

For the first quarter of 2005, Harland sales of $215.8 million were up $25.2 million or 13.3% from $190.6 million for the first quarter of 2004. Net income for the first quarter was $17.3 million, up $4.2 million or 32.4% from last year's first quarter net income of $13.1 million. Diluted earnings per share for this year's first quarter was $0.62, up $0.16 per share, or 34.8% from diluted earnings per share of $0.46 for the first quarter of 2004.


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The first quarter of 2004 results included a net pre-tax gain of $507,000, equivalent to $0.01 per share, for exit costs and severance charges related to the reorganization of the Company's Printed Products segment that was announced in September of 2003 and completed in the third quarter of 2004. The net gain was attributable to a gain on the sale of a closed facility that exceeded exit costs and severance charges during the quarter.

Improved operating performance for the quarter in all three segments was partially offset by increased Corporate costs and a higher effective tax rate.

A 1.4% decrease from 28.2 million weighted average diluted shares outstanding in 2004 to 27.8 million in 2005 had a favorable impact on earnings per share. The net decrease in shares outstanding resulted primarily from the Company's share repurchase program.

Operations

Turning to operations. The previously mentioned increase of 13.3% in consolidated sales for the first quarter of 2005 reflected sales improvements in all three segments. Sales for Printed Products increased 16.6% due primarily to the addition of a major new customer in late 2004 as well as higher volumes in all three business units, Checks, Harland Business Solutions, and Integrated Client Solutions, partially offset by lower average prices in all three business units due to competitive pressure. Sales for Software & Services for the first quarter of 2005 increased 6.4% compared with the 2004 first quarter primarily due to acquisitions, sales of E3, its new mortgage solutions product, increased sales for credit union core systems service bureau and increased sales for other compliance solutions partially offset by lower sales for branch automation solutions and in-house core systems for credit unions and community banks. Sales for Scantron were up 8.9% compared to the first quarter of 2004 due to increased forms sales in Testing & Assessment, increased open systems and optical mark reading, or OMR, equipment maintenance sales in the Service Group, and increased sales of survey services, OMR equipment and forms in Data Collection.

Consolidated gross profit for the first quarter of 2005 was $104.7 million or 48.5% of sales compared with $89.2 million or 46.8% of sales in the first quarter of 2004. The $15.5 million, or 17.4%, increase in gross profit was primarily the result of increased sales. The increase in gross profit as a percentage of sales was primarily due to a favorable change in sales mix, cost management and productivity improvement initiatives. Cost of sales for the first quarter of 2004 included charges of $2.7 million related to the Printed Products reorganization.

Consolidated SG&A expenses for the first quarter of 2005 were $74.7 million, or 34.6% of sales compared with $70.1 million, or 36.8% of sales for the first quarter of 2004. The decrease in SG&A expenses as a percentage of sales was primarily the result of cost reduction actions taken in 2004 in Printed Products and Software & Services partially offset by increased expenses in Scantron and Corporate.


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The balance of my comments will be focused on the operations of our three business segments.

The Printed Products segment consists of Checks, Harland Business Solutions and Integrated Client Solutions.

The Software & Services segment includes Harland Financial Solutions' two businesses, Core Systems and Retail & Lending Solutions. Retail & Lending Solutions is a combination of the Delivery System, Mortgage Solutions and Retail Solutions business units. Delivery Systems includes GreatDocs, the electronic mortgage document business acquired from Greatland Corporation on April 30th, 2004. Core Systems includes the check imaging and item processing solutions business acquired from Mitek Systems on July 7, 2004 and Phoenix System, the bank core processing business acquired from Fair Isaac on November 12, 2004.

Scantron is the third segment and includes Data Collection, Testing & Assessment and the Services Group.

Printed Products

Printed Products' segment income in the first quarter increased 39.5% from $17.8 million in the first quarter of 2004 to $24.8 million in 2005. As mentioned earlier, exit costs and severance charges related to the reorganization completed last September were a net gain of $507,000 in the first quarter of 2004.

Printed Products' sales increased 16.6% from $120.4 million for the first quarter of 2004 to $140.4 million in 2005. The sales increase for the first quarter of 2005 resulted from an 18.6% increase in Checks' sales, an 11.2% increase in Integrated Client Solutions' sales and an 11.1% increase in Harland Business Solutions' sales. An increase of four production days in the first quarter of 2005 compared with the first quarter of 2004 had a favorable impact on sales and income in each Printed Products business unit.

The increase in Checks' sales was primarily attributable to a 36.0% increase in checks' unit volume in its domestic imprint operations for the quarter compared with the same period a year ago partially offset by an 11.5% decrease in average price per unit, which resulted from the competitive environment over the past couple of years and the implementation of a major new customer with lower average pricing in the fourth quarter of 2004. The unit volume increase reflects the major new customer I just mentioned, the favorable impact of a package size reduction, other new business announced last year, increased volumes in some large accounts and the impact of the additional production days partially offset by a continued general decline in check usage.

As I mentioned earlier, Integrated Client Solutions' sales were up 11.2% for the first quarter of 2005 compared with the first quarter of 2004 primarily due to an increase in volumes for direct marketing customers. Much of the increase was a result of the pull forward of business originally scheduled for the second quarter. ICS continues to be adversely affected by weak pricing and volumes in the other market segment we serve - checks for investment services firms.

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Harland Business Solutions' sales were up 11.1% in the first quarter of 2005 compared with the first quarter of 2004 primarily due to increased volume through the Financial Institution and software customer channels and a full quarter's impact of a new retail customer that was added near the end of the first quarter of 2004.

Lower pricing for an existing software customer partially offset the impact of the volume increase through the software channel.

For the Printed Products segment, lower manufacturing costs and SG&A expenses as a percentage of sales also contributed to the improvement in segment income. The reduction of manufacturing costs as a percentage of sales resulted primarily from a reduction in domestic imprint production operations headcount and facilities cost attributable to plant consolidations, process improvements and new technology. The reduction of SG&A expenses as a percentage of sales resulted primarily from cost reduction actions taken in 2004 associated with the Printed Products reorganization.

As many of you may recall, we disclosed in our 2004 form 10-K that a major Printed Products customer will not renew its current contract that expires in March 2006. The current annual sales under this contract are approximately $32 million with a current annual pre-tax operating income of approximately $10 million. We believe we will be able to eliminate all variable costs associated with this customer and will adjust our infrastructure wherever possible to minimize the impact of fixed costs. The impact of this customer loss is not anticipated to begin until April 1, 2006.

Software & Services

As mentioned earlier, Software & Services reported a sales increase of 6.4% in the first quarter compared with the same quarter in 2004 primarily due to the GreatDocs; Mitek; and Phoenix System acquisitions; sales of E3, the new mortgage solutions product; increased sales for credit union core systems service bureau and increased sales for other compliance solutions. Partially offsetting those increases were lower sales of branch automation solutions and in-house core systems for credit unions and community banks. As a result of those decreases, organic growth showed a decline of 3.0% for the first quarter of 2005 compared to the same quarter in 2004.

In addition to the sales increase, backlog increased 10.8% from last year's first quarter to $110.8 million. The increase in backlog from the prior year was due to acquisitions during 2004. Excluding the impact of acquisitions, backlog was essentially flat compared to the 2004 first quarter. Backlog increased 2.0% from the fourth quarter of 2004 due primarily to bookings for the credit union core systems service bureau.

Segment income for the first quarter of 2005 was $4.9 million, up 23.3% compared to the 2004 first quarter segment income of $4.0 million. The favorable impact of lower development costs due to the introduction of E3 and lower ongoing operating expenses resulting from cost reductions implemented during 2004 were the key drivers for the increase in segment income which more than offset operating losses related to the Phoenix System and Mitek acquisitions which were anticipated when the acquisitions closed. Both acquisitions are expected to become accretive to earnings on a run rate basis within twelve months of the acquisition date.

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Scantron

Scantron's sales increased 8.9% to $28.2 million in the first quarter of 2005 compared to $25.9 million for the first quarter of 2004 due primarily to increased standard forms services sales in Testing & Assessment; increased open systems and optical mark reading equipment maintenance service sales in the Service Group; and increased survey services, OMR equipment and forms sales in Data Collection.

Segment income of $6.6 million was up 4.7% for the first quarter of 2005 due primarily to the sales increase previously discussed partially offset by higher SG&A expenses resulting primarily from increased development costs and sales and marketing expenses related to new products.

Corporate

Now turning to Corporate SG&A expenses, which increased in the first quarter of 2005, compared with the first quarter of 2004. The increase was primarily due to increased audit and professional fees primarily related to Sarbanes-Oxley compliance, increased legal fees and higher amortization expense related to stock grants in 2004. The Company began using restricted stock grants last year in lieu of a combination of restricted stock and stock option grants. Restricted stock grants are amortized to expense over the vesting period while historically, stock option grants have not been expensed. We will begin to expense stock options in 2006 with the implementation of the new accounting requirements that were recently deferred from an effective date of the third quarter of this year to January 1, 2006, by the Securities and Exchange Commission.

Interest

Interest expense for the first quarter was $1.2 million, an increase of approximately $100,000 from the first quarter of 2004 primarily due to higher interest rates substantially offset by lower debt outstanding. Long-term debt, including the current portion, was $93.8 million at the end of this year's first quarter, down $33.3 million compared with $127.1 million at the end of last year's first quarter. This is indicative of our strong cash flow over the last twelve months considering the $42.1 million of stock repurchases, $37.5 million of up-front contract payments and a net of $30.2 million for acquisitions during the period.

Upfront contract payments for the first quarter of this year totaled $16.8 million. As we indicated in our last conference call, first quarter upfront contract payments are expected to represent most of the full year 2005's upfront contract payments based on commitments currently in place. We now anticipate upfront contract payments for the full year will come in lower than the 2004 level of such payments.

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Taxes

The effective tax rate was 38.0% for the first quarter of 2005 compared with 37.5% for the first quarter of 2004. The increase was primarily due to an increase in the effective state income tax rate and a decrease in tax credits for Puerto Rico operations partially offset by the implementation of Internal Revenue Code Section 199 (Qualified Production Activities Deductions).

Stock Repurchase and Dividends

There were no common stock repurchases during the first quarter of 2005. There are approximately 1.2 million shares remaining available for purchase under the current authorization. The Board declared a quarterly dividend of $0.125 per share, payable May 27, 2005 to shareholders of record as of May 18, 2005.

Outlook

Looking ahead, we expect second quarter earnings on a GAAP basis to be in the $0.58 to $0.63 per share range. For the full year, we are increasing our guidance and expect earnings on a GAAP basis will be in the $2.55 to $2.60 per share range. The $0.09 increase in the range from our recently updated guidance includes the $0.06 per share impact of the delay in implementing FASB123R from the third quarter of this year to January 1, 2006 that was recently announced by the SEC. The impact of the Intrieve acquisition that was closed on April 4th, 2005 is reflected in both the second quarter and the full year ranges.

That concludes the financial discussion. I would now like to turn the call over to Tim.

Tim Tuff:
Thanks, Charlie, and thank you all for joining us as we discuss Harland's results for the first quarter.

The first quarter was a very good quarter for us. In fact, it was the best first quarter we have ever had in terms of sales and earnings per share. In addition, segment sales and income in each of our three segments increased in the quarter year-over-year.

Since our last conference call we completed the acquisition of Intrieve and announced an agreement to acquire Liberty Enterprises. Both acquisitions significantly fill out the products and services we offer our customers and with them our revenue on an annualized basis is expected to exceed $1 billion.

Intrieve, which closed early in the second quarter, expands our core processing capabilities to include thrifts and also enables us to now offer financial institutions electronic funds transfer and out-sourced item processing.

Liberty will significantly enhance our presence among credit unions. Liberty has focused its business primarily on smaller to mid-sized credit unions where as we have been more successful among the larger credit unions. Liberty will certainly increase our check business, but the acquisition of Liberty is about much more than checks. Liberty increases our software and services portfolio with products and services that complement our own, including marketing services for credit unions, card services, consulting, training and Internet banking.

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We're going through the necessary regulatory approvals and anticipate that the acquisition will close later this month or in early June.

With the impact of Liberty, we will now have a relationship with most of the credit unions in the country and more than half of all financial institutions in the country will use at least one of our products and services. Importantly, we believe that non-core processing products from Intrieve and the non-checks businesses from Liberty can be cross-sold to our existing customer base and that our existing products and services can be sold to their customers.

I'd like to now give you a more in-depth look at what we've achieved in each of our segments starting with Printed Products.

Printed Products

Printed Products had a solid quarter with increases in both segment sales and income on a year-over-year basis - 16.6% and 39.5% respectively. The sales increase is largely attributable to new customers in each part of Printed Products' business. The income increase is due to the sales increase and the impact of our cost restructuring in 2003 and 2004.

In our checks business, units increased significantly in the quarter - 36% on a year-over-year basis. This results from a combination of new business, a reduction in package size and more production days in the quarter.

The growth in new business came from a large customer we brought on board late last year, as well as increased business from existing customers. We've also benefited recently from mergers and acquisitions among financial institutions and will be picking up more business as a result at two major accounts.

Overall unit price was down 11.5% in the quarter year-over-year, reflecting a very competitive market, as well as mix of business. Our strategy is to remain focused on the community bank and credit union markets and be selective in the large national accounts we pursue. We believe we have our greatest advantage in situations where the products and services that are part of our value proposition are more integral to the decision making process.

Our value proposition, through which we help financial institutions increase the profitability of individual customer relationships, continues to gain acceptance and we are now introducing other products and services to support it. We have previously mentioned Harland Impact, which combines our analytics capability with our digital printing technology to deliver marketing messages targeted at the individual consumer directly in the checkbook. We have now also introduced Harland Passport, a new offering designed to maximize the relationship consumers have with their financial institution from the moment a consumer begins to do business with the bank or credit union. This offering combines not only our analytics and digital printing capability, but also our direct marketing expertise into one integrated program.

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Harland Business Solutions had a good quarter, including a sales increase of
11.1% on a year-over-year basis. We also improved productivity by converting our business production facilities to digital technology in 2004 and we are starting to see the benefits of this technology.

Integrated Client Solutions also improved in the quarter, with sales increasing 11.2% year-over-year. Some business we had anticipated hitting in the second quarter came on board earlier than expected, but the general environment for this part of our business has not changed fundamentally.

Late last year we announced that we were developing a comprehensive solution for the prevention of check fraud, specifically preventing forgery of the maker's signature. We continue to make good progress in the development of this product. It is currently in the pilot phase and we anticipate launching it by year-end.

Software & Services

Turning now to Software & Services. Software & Services had increases in both sales and segment income in the quarter - 6.4% and 23.3% respectively on a year-over-year basis. Although organic growth was not where we like it to be, we expect it to improve in future quarters. Income margins were below the levels for the last couple of quarters, driven by the lower organic growth rates and costs associated with acquisition integration. We expect these margins to also improve over the course of the year back towards industry standards. On a positive note, backlog and pipeline are both improving.

Core Systems sales grew 14.0% in the quarter, driven largely by acquisitions and growth in our service bureau business.

We closed our acquisition of Phoenix in the fourth quarter and made good progress in the first quarter in integrating our products and services. Phoenix had changed hands a number of times in recent years and lost traction in the market as a result. Consequently, we have had to rebuild the pipeline but that is now actually coming along faster than we had expected.

We completed the acquisition of Intrieve shortly after the quarter ended and, with that acquisition, we now provide core systems solutions on an in-house or service bureau basis for credit unions of all sizes, small to medium-sized community banks and thrifts. Including Intrieve, more than 1,300 financial institutions now use one of our core systems solutions.

As we have said previously, our strategy with acquisitions has been to quickly integrate them into the organization. We will follow a similar strategy with Intrieve. We will start to see the impact of Intrieve beginning in the second quarter and now expect the acquisition to be roughly break-even in 2005.

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We will also continue to integrate our other products and services into our new core systems offerings, which facilitates our ability to cross-sell more products to our financial institution customers.

Retail & Lending includes Retail Solutions and our two compliance businesses, Delivery Systems and Mortgage Solutions. Sales for the combined business grew 1.5% in the quarter year-over-year, with gains in Delivery Systems and Mortgage Solutions being offset by a decrease in Retail Solutions.

Sales in Delivery Systems were up 7.4% in the quarter year-over-year largely reflecting last year's acquisition of GreatDocs. The market for compliance products remains weak, but we continue to execute well and this quarter we've started to see more interest from some of the larger banks. We are also seeing a trend to more term-based deals rather than licenses, which defers some revenue into the future.

Mortgage Solutions' sales were also up 8.2% in the quarter year-over-year. We have a good product in E3, although the rate of implementation is slower than expected. The product is best suited to mid-sized-to-larger mortgage originators looking to increase efficiencies and which are able to take advantage of the streamlined workflow of this product.

Retail Solutions were down - almost 15% in the quarter - due largely to a slow down in the market for branch automation products. There was also a large deal in the first quarter of 2004 that impacted the year-over-year comparison. We believe that this business will start to pick up. Bookings for this product dropped significantly toward the end of 2004, driven largely we believe by the focus on SOX and internal controls. Few banks were inclined to make changes to their teller platforms during this period.

Scantron

Turning now to Scantron. Scantron had another good quarter with sales and income up on a year-over-year basis - 8.9% and 4.7% respectively. Sales in each of Scantron's three businesses - Testing & Assessment, Data Collection and Scantron Service Group - grew year-over-year. Each of these businesses benefited from having three extra production days in the first quarter compared to first quarter of 2004.

Testing & Assessment sales in the quarter grew 12.3% year-over-year. First-quarter growth was driven primarily by sales of our traditional forms. We now have a complete line of testing and assessment products that can help schools and school districts migrate from pencil and paper to electronic to online testing and assessment - at their own pace and as education budgets permit. Our newer software products are performing well. In fact, both Achievement Series and Performance Series were recently named finalists in the Association of Educational Publishers Distinguished Achievement Awards. This places both products among the top technology products in the education market. However, education budgets continue to be tight. As a result, schools are purchasing only those products that are absolutely necessary.

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Data Collection sales grew 4.5% in the quarter year-over-year. Data Collection's growth in the first quarter came primarily from our traditional forms and survey services. We introduced a new data collection software product called Cognition early in the first quarter. Cognition can scan paper, convert it into actionable data and then distributes it into databases, XML format or reports. Until now we have been a reseller of data collection software and believe that this new product will enable us to expand our presence in the market.

Scantron Service Group sales increased 10% in the quarter year-over-year, attributable to OMR and maintenance sales as well as the greater number of production days in the quarter. We also continue to maintain high levels of customer satisfaction in this part of the business.

Conclusion

In closing, it was a strong quarter. We exceeded our initial guidance for the quarter, completed one acquisition in Software & Services and, earlier this quarter, announced the largest acquisition in the company's history. The acquisition of Liberty will help us increase the profitability of our checks business, expand our Software & Services portfolio and increase cross-selling opportunities in both Printed Products and Software & Services. Once fully integrated, it will also result in significant earnings accretion. All three of our segments continue to grow. Going forward, we will continue to focus on growing organically as well as through acquisition.

From an earnings perspective, we expect second-quarter results to be in the range of $0.58 to $0.63 per share. For the full year the Company expects earnings to be in the range of $2.55 to $2.60 per share, which now reflects the deferral of stock option expensing under FAS123R until 2006.

I did want to mention that I recently extended my contract with Harland through 2009. We have been able to improve shareholder value significantly over the past six-and-a-half years, and increase Harland's standing in the markets we serve. However, the job is not yet complete, and I firmly believe that there are significant opportunities to create additional value for our shareholders.

With that, I'll open it up to any questions.

Operator:
Thank you very much, gentlemen. [OPERATOR INSTRUCTIONS] Our first question today comes from John Kraft from D.A. Davidson.

John Kraft:
Good morning, gentlemen.

Tim Tuff:
Morning, John.

John Kraft:
I wanted to talk about some of the acquisitions and the integration efforts that you guys are doing, in particular, the pressure that margins are going to be under through integration for each of them. Specifically, are we talking about Intrieve and Phoenix over the next couple quarters, we'll see that happen? And then Liberty, can you address those?

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Tim Tuff:
Well, we said that with all acquisitions that they need to be accretive within 12 months. In the case of Phoenix, obviously they are negative in the short term, but we are actually really encouraged by the progress there and we expect to see that swing around exactly as we had anticipated. On Intrieve, as I indicated, we've now taken control of that. It probably looks better than we'd expected because we'd originally indicated when we announced the acquisition that it would be negative to earnings and I've said that I anticipate that it will be break-even for 2005. In the case of Liberty, that should be highly accretive. We've actually given indications that once fully integrated we would expect $0.25 to $0.30 of earnings accretion per year. We've also said, though, that because we integrate acquisitions right out of the get-go that, in that case, it will actually be accretive in the first 12 months to the tune of $0.10 to $0.15 but it will be back-end loaded, so the impact on 2005 will depend very much upon the final closing date.

John Kraft:
Well, let me get a little bit more specific then on Liberty. In the past, as you've made these acquisitions, the integration time has been a couple quarters. I'm assuming, or should I assume, that we'll see that pressure for Liberty through Q4 and also, I guess, that will be in both on the printing side and also the Software & Services side. Correct?

Tim Tuff:
Yeah, I think if you look overall, if you assume that it closes mid-year, there won't be much accretion for 2005 and you really see the impact kicking in, in 2006.

John Kraft:
Okay. Fair enough. And organic growth, do you have -- you'd say that you expect things to pick up in the rest of '05. Do you have a rough guess as to what that number could be for the full year?

Tim Tuff:
We've not given any indication of that. I have to say, though, that one of the benefits of having a conference call late in the quarter is that one probably has more visibility in the short-term. And we're encouraged by what we're seeing in terms of the pipeline.

John Kraft:
Okay. And then on the large contract that you signed in Q4, at what stage of Q4 was that implemented? I guess, I'm trying to figure out how much of the increase quarter over quarter in printed business was....?

Tim Tuff:
It impacted - John - it impacted one month in Q4.

John Kraft:
Okay. Okay. Good enough. Thank you.

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Operator:
And our next question comes from Nik Fisken from Stephens, Incorporated.

Nik Fisken:
Good morning, everybody.

Tim Tuff:
Good morning, Nik.

Nik Fisken:
Charlie, on the change in annual guidance of $0.09, you said $0.06 was options and what's the other $0.03 from?

Charlie Carden:
It's operations.

Nik Fisken:
But I thought you said something about Intrieve?

Charlie Carden:
What?

Nik Fisken:
I thought you said something about Intrieve?

Tim Tuff:
The improvement in earnings guidance for the year is for operations overall. What we've said about Intrieve was when we announced the acquisition we expected it to be negative, I think it was $0.02 to $0.03, and we're now saying that we expect it to be break-even.

Nik Fisken:
And the accretion on Liberty of $0.10 to $0.15 and $0.25 to $0.30, do either of those include charges to right-size the operations?

Tim Tuff:
No.

Charlie Carden:
No, they do not.

Nik Fisken:
But that's expected? To right-size them?

Charlie Carden:
Well, it would probably be balance sheet related.

Nik Fisken:
But you have to flow through some charges on the P&L, correct?

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Charlie Carden:
No, not if they're done at the outset.

Nik Fisken:
Okay.

Charlie Carden:
And obviously we don't own the operation yet. We haven't gone through all that. That's still to come.

Nik Fisken:
Okay. And then just so I understand this right, the contract payments are expected to be flat, so $27 million with '04?

Charlie Carden:
No, we expect them probably to be lower.

Nik Fisken:
Lower than that?

Charlie Carden:
Yes.

Nik Fisken:
And is that because of the losses that we've had?

Tim Tuff:
No, I think you've heard us consistently say that we're not big believers in the up-front payments. And the payments you're seeing really are carryovers from previous year contracts.

Nik Fisken:
So the change in -- what's the reason for your change in that guidance?

Tim Tuff:
Well, clearly a loss of an account has some impact because --

Nik Fisken:
Okay.

Tim Tuff:
we were anticipating some up-front payment --

Nik Fisken:
Got it.

Tim Tuff:
in relation to one account.

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Nik Fisken:
Okay.

Charlie Carden:
But the ones that we know of this year, the bulk are in the first quarter.

Nik Fisken:
Copy. Okay. And then can we drill down a little bit on the internal growth at HFS? I think we thought that was going to increase and we had a negative number and it sounds like teller was one of the culprits and in-house core deals was the other culprit? Is that a good summation of it?

Tim Tuff:
Yeah, those were the areas that we're weaker than we expected.

Nik Fisken:
And what was the in-house core deal decline year-over-year? I don't know if I caught that.

Tim Tuff:
No, we don't break it out that way, Nik.

Nik Fisken:
Okay.

Tim Tuff:
But let me just comment on that. I think the decline was both on the community bank and on the credit union side. I'd make two comments on that. I think first is we're seeing, on the credit union side, we're seeing more activity on the service bureau side, probably disproportionately so. On the community bank, I think that with our acquisition of Phoenix, that actually may have slowed things down a bit because we had the SPARAK system and we have a number of people interested in the SPARAK system and they said, well let's just take a look at Phoenix, because that could be another option. I think that there was a slowdown as a result of that and you'll see that rectify going forward.

Nik Fisken:
Okay. And then do you guys -- when do you anticipate guiding 2006 earnings?

Charlie Carden:
Normally we do that at year-end with the first quarter -- with the end of the year call, the one we do in January.

Nik Fisken:
Okay. And our '05 guidance includes the loss of Fifth Third, which has been publicly disclosed by a competitor.

Tim Tuff:
We don't disclose bank names but any guidance we have given includes all the gains and losses.

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Nik Fisken:
And then my final question, on the loss of the customer, $32 million sales and $10 million of pre-tax, your commentary on your ability to cut the variable should lead us to believe that we're going to lose $10 million of pretax income?

Tim Tuff:
If you just look at that in total isolation that will be the case, but it's not in total isolation.

Nik Fisken:
Okay.

Tim Tuff:
And one of the -- if you look at what's happening in the market overall, if you take a longer time perspective, you take sort of a 2004 through the middle of 2006, you're actually seeing net gains for Harland.

Nik Fisken:
Okay. Great. Thanks so much.

Operator:
And as a final reminder for our audience, it is star, 1 if you do have a question. Next we'll hear from Brian Foote from IRG Research.

Brian Foote:
Within that 36% unit increase that you talked about within Printed Products, can you attribute how much of that was related to new customers, what percentage was due to packaging changes, just so we get a better sense of where that unit increase was coming from? And then for the remainder of the year, and into -- going forward, have you changed any of your assumptions about unit directions and -- those are my questions.

Tim Tuff:
Okay. The bulk of the unit increase is coming from new customers. And we don't breakout all of our units as to what's driving all of it, but the bulk of it is driven by new customers and, obviously, one in particular. In terms of looking forward, what we've said is that there is a runoff of a significant customer in Q3, but also there is a significant new customer coming on in Q4. And that's really been the limit of our guidance on that.

Charlie Carden:
And the customer that we added last year came on in December, so you'll see increases year-over-year until December of this year related to that customer.

Brian Foote:
Now, besides those customer issues which are specific to you, I guess my question also relates to the macro-check environment. Are there any things that you could tell us about check units that maybe are different from or even in line with federal studies, et cetera, out there that you've seen over the past quarter?

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Tim Tuff:
We haven't seen any change in the last quarter. We see decline of check units at 4% to 5% per annum. That is lower than what the Fed has put out, but that's because they don't pick up some of the checks that end up as ACH payments and obviously, they don't pick up a lot of checks that never get into the system at all because they're never written. Because every time someone changes their name or moves houses, checks just get destroyed and thrown away. But in terms of units, we see units declining at 4% to 5% per annum and we don't see a fundamental change in that.

Brian Foote:
Okay, great. Thanks.

Operator:
And that concludes today's question and answer session. A rebroadcast of this conference is available starting today at 1:00 p.m. eastern time and will run until May 18, 2005, until midnight eastern time. You may access the rebroadcast by calling 719-457-0820. Please reference pass code 1514224. Again that number is 719-457-0820 and pass code of 1514224. At this time I would like to turn the call over to Mr. Henry Bond for any additional or closing remarks.

Henry Bond:
Thanks, Jeri. We appreciate your joining us this morning as we discussed our first quarter results and our outlook for the remainder of 2005. A replay of the call is also available on our website. Thanks again for joining us.

Operator:
That concludes today's teleconference. Thank you everyone for your participation and have a wonderful day.

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